Exhibit 99.1

AEGERION PHARMACEUTICALS ANNOUNCES

SECOND-QUARTER 2013 FINANCIAL RESULTS

- Commercial Launch of JUXTAPID™ (lomitapide) Capsules Continues to Demonstrate Growth

- 2013 Revenue Guidance Revised Upward

Cambridge, MA, July 30, 2013 - Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR), a biopharmaceutical company dedicated to the development and commercialization of innovative, life-altering therapies for patients with debilitating, often fatal, rare diseases, announced its financial results and business highlights for the second-quarter and first six-months of 2013.

Highlights

•	Aegerion achieved $6.5 million in net product sales in the second quarter and $7.7 million in the first half of 2013.

•	The Company has 463 U.S. commercial and global named patient prescriptions for JUXTAPID written, and 215 patients are currently on JUXTAPID therapy.

•

Approximately six months into the U.S. commercial launch of JUXTAPID, the company has experienced a patient dropout rate of less than 10 percent; and compliance with therapy has been in the range of 80 to 90 percent, factoring in all reasons for patient non-compliance including gastrointestinal tolerability and LFT elevations.

•

In May, the company announced that the European Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion, with a unanimous vote, recommending a marketing authorization for LOJUXTA™ (lomitapide) hard capsules. The company expects the European Commission to ratify the positive opinion, and grant formal marketing approval, in August.

“We continue to execute on launch, advancing early market uptake, and we see significant room for continued growth as we calibrate our activities surrounding the launch of JUXTAPID in the U.S.,” said Marc D. Beer, Chief Executive Officer. “Most importantly, we’re positively impacting HoFH patients in need of treatment. With six months of commercial experience, we have a greater sense of the significant need that exists for HoFH patients globally, and that understanding reinforces our confidence in the market potential.”

Mr. Beer continued, “We remain highly focused on delivering lomitapide to HoFH patients globally, and our regulatory progress continues with ongoing filings for approval in key markets. With this planned global expansion, we are building the foundation for long-term growth.”

Financial Results

Net product sales for the second-quarter ended June 30, 2013 were $6.5 million. For the first six months of 2013, net product sales totaled $7.7 million.

For the second-quarter ended June 30, 2013, net loss was $18.9 million, or $0.66 per share, compared with a net loss of $13.9 million, or $0.63 per share, for the same period in 2012. For the six months ended June 30, 2013, net loss was $37.0 million, or $1.30 per share, compared with a net loss of $25.6 million, or $1.18 per share, for the same period in 2012.

Selling, general and administrative expenses were $16.8 million for the quarter ended June 30, 2013, compared to $7.7 million for the same period in 2012. Selling, general and administrative expenses were $30.1 million for the six months ended June 30, 2013, compared to $12.9 million for the same period in 2012. The increase in selling, general and administrative expenses in the second quarter and first half of 2013 over the comparable periods in 2012 was primarily related to increased headcount in both selling and administrative functions as well as outside services required to support the commercial launch of JUXTAPID and our global expansion.

Research and development expenses were $7.6 million for the quarter ended June 30, 2013, compared to $5.4 million for the same period in 2012. Research and development expenses were $13.4 million for the six months ended June 30, 2013, compared to $10.1 million for the same period in 2012. The increase in research and development expenses in the second quarter and first half of 2013 over the comparable periods in 2012 was primarily related to increased employee costs related to the Company’s medical affairs and international regulatory activities, as well as increased clinical development expenses in connection with a potential marketing authorization application for JUXTAPID in Japanese HoFH patients, partially offset by a decrease in manufacturing development costs.

Cash, cash equivalents and marketable securities totaled $129.1 million as of June 30, 2013, compared to $82.2 million as of December 31, 2012.

2013 Financial Guidance

Aegerion is raising its full year 2013 revenue guidance from the previous range of $15 to $25 million, to the higher range of $30 to $35 million. The upward revision reflects the results and insights to date with respect to the launch of JUXTAPID in the U.S. Aegerion continues to expect total operating expenses, excluding stock-based compensation expense, to be between $75 and $85 million in 2013. The Company expects GAAP operating expenses in 2013, including stock-based compensation, to be between $95 and $105 million. While the company expects to exceed prior guidance of 250 to 300 patients on therapy by year-end, the company no longer plans to provide guidance for this specific metric.

Conference Call Details

Aegerion will hold a conference call to discuss its financial results, business highlights and outlook today, Tuesday, July 30, 2013 at 8:30 a.m. EDT. In addition, the Company will answer questions concerning business and financial developments and trends, and other matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial (866) 516-3002 (international callers dial (760) 298-5082). In addition, the presentation will be webcast live, and may be accessed for up to 30 days following the call, by visiting the “Investors” section of Aegerion’s website, www.aegerion.com. An accompanying slide presentation also can be accessed via the “Investors” section of the Aegerion website.

About Aegerion Pharmaceuticals

Aegerion Pharmaceuticals is a biopharmaceutical company dedicated to the development and commercialization of innovative, life-altering therapies for patients with debilitating, often fatal, rare diseases. For more information about the company, please visit www.aegerion.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the commercial opportunity for JUXTAPID in the U.S.; forecasts as to the number of patients expected to be on therapy at the end of 2013; planned expansion and activities outside the U.S., and expectations as to future financial results, including operating expenses and net product sales. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other factors: the risk that market acceptance of lomitapide may be lower than expected; the risk that prescriptions for lomitapide may not result in shipments of product; the risk that the actual number of patients with HoFH may be lower than our estimates; the risk that the restrictions imposed by the regulatory authorities or the side effect profile or the impact of competitive products may limit the potential of lomitapide; the risk that private or government payers may impose restrictions that hinder reimbursement; the risk that the EC does not agree with the CHMP recommendation; the risk that regulatory authorities in countries outside the U.S. and E.U. may not be satisfied with the efficacy or safety profile of lomitapide or our proposed risk management plan; the risk that we do not receive approval of lomitapide in other countries outside the U.S. on a timely basis, or at all or that regulatory authorities impose significant restrictions on approval; the risk that we do not obtain requisite pricing approvals outside the U.S. at acceptable levels; the risk that we are not able to generate the level of named patient sales in countries outside the U.S. that we expect; the risk that technical hurdles may delay initiation of future clinical trials; the risk of unexpected results in use of our commercial product or during our additional nonclinical or clinical development work with lomitapide; the risk of unexpected manufacturing issues affecting future supply; the risk that any of the foregoing may cause product sales revenue to be lower than we expect, or that we may incur unanticipated expenses in connection with our activities; and the other risks inherent in commercialization, drug development and the regulatory approval process.

For additional disclosure regarding these and other risks we face, see the disclosure contained in the “Risk Factors” section of Aegerion’s Quarterly Report on Form 10-Q filed on May 10, 2013, and our other public filings with the Securities and Exchange Commission, available on the SEC’s website at http://www.sec.gov. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

CONTACT:

Aegerion Pharmaceuticals, Inc.

Amanda Murphy

Manager, Investor Relations

(857) 242-5024

Aegerion Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In 000s)	2013	2012	2013	2012
Net product sales	$6,490	$—	$7,721	$—
Cost of sales	727	—	910	—
Operating expenses:
Selling, general and administrative	16,849	7,748	30,069	12,859
Research and development	7,618	5,449	13,393	10,084
Restructuring costs	1	546	2	1,377

Total operating expenses	24,468	13,743	43,464	24,320

Loss from operations	(18,705)	(13,743)	(36,653)	(24,320)
Interest expense, net	(114)	(171)	(263)	(457)
Other expense, net	(78)	(13)	(123)	(815)

Net loss	$(18,897)	$(13,927)	$(37,039)	$(25,592)

Net loss per common share - basic and diluted	$(0.66)	$(0.63)	$(1.30)	$(1.18)

Weighted-average shares outstanding - basic and diluted	28,836	22,186	28,588	21,716

Aegerion Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(In 000s)	June 30, 2013	December 31, 2012
Cash, cash equivalents and marketable securities	$129,136	$82,177
Accounts receivable, net	3,239	—
Inventories	1,441	—
Prepaid expenses and other current assets	1,793	1,571
Restricted cash	105	105
Property and equipment, net	1,386	1,143
Other assets	98	93

Total assets	$137,198	$85,089

Accounts payable and accrued liabilities	$10,675	$13,904
Current portion of long-term debt	3,578	3,022
Long-term debt	5,800	7,589
Other noncurrent liabilities	205	173

Total liabilities	20,258	24,688
Total stockholders’ equity	116,940	60,401

Total liabilities and stockholders’ equity	$137,198	$85,089